Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and
Chief Financial Officer
973-305-4003

IN CONJUNCTION WITH FIRST QUARTER EARNINGS RESULTS, VALLEY NATIONAL

BANCORP REPORTS LOAN QUALITY REMAINS STRONG

WAYNE, NJ – April 24, 2008 — Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, today announced first quarter results for 2008. Credit quality remained solid during the quarter as loans past due 90 days or more and still accruing declined to 0.09 percent of total loans; total loans past due in excess of 30 days decreased to 0.93 percent of total loans; total non-performing assets remained relatively flat at $33.3 million or 0.38 percent of total loans; and net charge-offs declined $648 thousand from a quarter ago. Capital levels also continued to be strong compared to the prior quarter.

Net income was $31.6 million for the first quarter of 2008 compared to $49.4 million for the first quarter of 2007. The decline in net income was mainly attributable to an after tax one-time gain of $10.3 million ($16.4 million pre-tax) recognized on the sale of a Manhattan office building in the first quarter of 2007 and an after tax decline of $5.3 million ($8.5 million pre-tax) in net gains on the change in the fair value of trading assets and liabilities from the 2007 period.

Adjusting for a five percent stock dividend declared April 7, 2008, payable May 23, 2008 to shareholders of record on May 9, 2008, fully diluted earnings per common share were $0.25 for the first quarter of 2008 as compared to $0.39 per common share from the same quarter of 2007.

All other common share data presented was adjusted to reflect the stock dividend.

Set forth below are highlights of several significant events that occurred during the first quarter of 2008:

•

On March 19, 2008, Valley entered into a merger agreement with Greater Community Bancorp (“Greater Community”) (NASDAQ: GFLS). Greater Community is the holding company for Greater Community Bank, a commercial bank with approximately $1.0 billion in assets and 16 full-service branches in northern New Jersey. Based on Valley’s stock closing price of $19.96 on March 19, 2008, the total consideration for the acquisition is estimated to be $167 million, resulting in an estimated $117 million of intangible assets which are dependent on the market values of Greater Community’s assets and liabilities on the closing date of the merger.

•

Valley’s home equity and residential mortgage loan delinquencies remained below the banking industry averages. At March 31, 2008, Valley’s $542 million home equity portfolio consisting of over 14,500 loans had only 16 loans past due 30 days or more totaling $1.1 million or 0.21 percent of the portfolio. At the same time, the residential mortgage portfolio totaling $2.1 billion and approximately 9,200 total loans had 38 loans past due 30 days or more representing $8.0 million or 0.37 percent of the portfolio. See “Credit Quality” section below for more details.

Valley National Bancorp (NYSE: VLY)

2008 First Quarter Earnings

April 24, 2008

•

Valley’s net income included a $1.6 million pre-tax gain resulting from the mandatory partial redemption of its Class B Visa shares as part of the Visa Inc. initial public offering that occurred in March of 2008, and $3.2 million in net losses before income taxes on the change in fair value of trading assets and liabilities.

•	Total loans grew by $171.3 million, or 8.1% on an annualized basis, as Valley experienced solid linked quarter growth in residential mortgage, commercial mortgage, automobile, and commercial loans.

•

Total deposits increased $321.6 million, or 15.9% on an annualized basis from December 31, 2007. Valley experienced increases in all deposit categories partially due to positive results from Valley’s deposit initiatives at its de novo branch locations, as well as customer demand for safe investment alternatives driven by the volatile financial markets.

•

Net interest income on a fully tax equivalent basis increased for the second consecutive quarter, up $235 thousand from the fourth quarter of 2007. The increase, primarily due to a 33 basis point decline in the cost of interest-bearing liabilities during the quarter, was hindered by the immediate repricing of Valley’s floating rate commercial loans and home equity lines in response to the recent Federal Reserve interest rate cuts. Net interest margin on a fully tax equivalent basis declined six basis points from the fourth quarter of 2007 to 3.35 percent mainly as a result of the Federal Reserve interest rate cuts. Valley expects its cost of funds to continue to decline during the second quarter of 2008 as higher cost time deposits mature and reprice at lower rates.

•

Valley successfully opened five new branches, including its first two branch offices in Queens, New York and Valley’s third branch location in Brooklyn, New York. Valley also opened branches in Manhattan and North Brunswick, New Jersey during the quarter.

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO noted that, “Valley’s first quarter results reflect our disciplined risk management approach and resilience to the turbulence found throughout the financial markets. Our core operating results remain solid and Valley’s balance sheet is well-positioned for the future. Reflective of this, loan growth was a very positive factor for us during the quarter. Valley’s residential and commercial mortgage portfolios each grew by over 12 percent, on an annualized basis. Commercial and automobile loans also experienced solid growth during the quarter, which was very encouraging. Our core deposits increased a healthy amount during the first quarter, as total deposits increased by almost 16 percent, on an annualized basis.

Valley’s delinquency levels remained relatively low with total loans past due in excess of 30 days declining to 0.93 percent of our total loan portfolio of $8.7 billion at March 31, 2008 as compared to 1.00 percent of total loans at December 31, 2007. These numbers continue to demonstrate the strong performance of our loan portfolio and management’s dedication to high loan underwriting standards.

Valley National Bancorp (NYSE: VLY)

2008 First Quarter Earnings

April 24, 2008

During the quarter, we were pleased to announce the acquisition of Greater Community. Greater Community is a well-run financial institution with a longstanding commitment to credit quality, sound loan underwriting standards and no known exposure to subprime loans. Their 16 full-service branches located in our primary northern New Jersey market will nicely compliment Valley’s existing 176 branch network and strengthen our position within this very competitive and desirable market.

In 2008, Valley continued its branch expansion plan which focuses on finding attractive building sites and expanding our presence in the New Jersey counties and towns neighboring our current office locations, as well as in Manhattan, Kings and Queens Counties in New York. During the first quarter, five new branch offices were opened, including Valley’s first and second branch locations in Queens. Valley anticipates opening approximately nine additional de novo branches through the remainder of 2008. Generally, new branches can add immediate franchise value; however, the additional operating costs and capital requirement will have a negative impact on non-interest expense and net income for several years as the branch operations become individually profitable.”

Credit Quality

Credit quality remains very strong with delinquencies and losses remaining relatively low, despite the difficulties being reported by many other financial institutions. Valley does not originate subprime, Alt-A or option arm mortgage loans. With a loan portfolio totaling approximately $8.7 billion, net loan charge-offs for the first quarter of 2008 were $3.9 million compared to $4.6 million for the fourth quarter of 2007, and $1.1 million for the first quarter of 2007. The provision for credit losses was $4.0 million for the first quarter of 2008 compared to $4.9 million for the fourth quarter of 2007, and $1.9 million for the first quarter of 2007. The quarterly provision is the result of Valley’s quarterly analyses of the loan portfolio and, among other factors, reflects the increase in the size and rate of growth of the loan portfolio, the level of net loan charge-offs, delinquencies and the current economic environment. Total non-performing assets, consisting of non-accrual loans, other real estate owned and other repossessed assets, totaled $33.3 million, or 0.38 percent of loans at March 31, 2008, relatively unchanged from $32.7 million, or 0.38 percent of loans at December 31, 2007.

Loans past due 90 days or more and still accruing declined $666 thousand to $7.8 million, or 0.09 percent of total loans at March 31, 2008 compared to $8.5 million, or 0.10 percent at December 31, 2007, and increased $4.9 million compared to $2.9 million, or 0.04 percent at March 31, 2007. Loans past due 90 days or more and still accruing include matured loans in the normal process of renewal which totaled approximately $2.2 million and $2.7 million at March 31, 2008 and December 31, 2007, respectively. No matured loans in the normal process of renewal were included in the loans past due 90 days or more and still accruing at March 31, 2007. Total loans past due in excess of 30 days declined to 0.93 percent of total loans at March 31, 2008 compared with 1.00 percent of total loans at December 31, 2007 and include matured loans in the normal process of renewal totaling approximately $10.6 million and $7.5 million, at March 31, 2008 and December 31, 2007.

Loans and Deposits

During the quarter, loans increased $171.3 million, or 8.1 percent on an annualized basis, to approximately $8.7 billion at March 31, 2008. The linked quarter increase in loans is mainly

Valley National Bancorp (NYSE: VLY)

2008 First Quarter Earnings

April 24, 2008

comprised of increases in commercial mortgage, residential mortgage, automobile and commercial loans of $73.4 million, $65.7 million, $35.2 million and $21.0 million, respectively, partially offset by a $20.4 million decrease in non-auto consumer loans mainly comprised of home equity loans. Valley’s lending operations continue to benefit from the dislocation in the credit markets and the expansion of its lending teams through Valley’s growing branch network.

During the quarter, deposits increased $321.6 million, or 15.9 percent on an annualized basis, to $8.4 billion at March 31, 2008 mainly due to a $232.2 million increase in time deposits. Lower cost savings, NOW, and money market accounts also increased $67.6 million and non-interest bearing accounts increased $21.8 million during the quarter. Much of the increases were due to deposit initiatives at Valley’s de novo branches during the period, as well as increased customer demand for such products in light of the turmoil in the current financial markets. Future deposit growth is expected to be dependent on earning asset demand combined with the rates dictated by market competition versus the cost of alternative funding sources.

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $97.0 million for the first quarter of 2008, a $742 thousand decrease from the same quarter of 2007 and an increase of $235 thousand from the linked quarter ended December 31, 2007. The linked quarter increase was mainly a result of a decline in funding costs of $5.6 million, or 33 basis points, mostly offset by a 31 basis point decrease in yield on interest earning assets. Both of the declines resulted mainly from a decrease in interest rates as the average target Federal funds rate decreased 131 basis points from the linked quarter in response to three rate cuts by the Federal Reserve totaling 200 basis points during the first quarter of 2008.

The net interest margin on a tax equivalent basis was 3.35 percent for the first quarter of 2008, a decrease of 6 basis points from 3.41 percent for the linked quarter ended December 31, 2007 and a decrease of 10 basis points from 3.45 percent for the prior year first quarter. The cost of average interest bearing liabilities decreased 33 basis points from the fourth quarter of 2007, mainly due to a decrease in the cost of deposits. The yield on average interest earning assets decreased by 31 basis points on a linked quarter basis mainly due to a 36 basis point decrease in yield on average total loans as compared to the three months ended December 31, 2007.

Valley’s cost of total deposits remained relatively low by industry standards at 2.18 percent for the first quarter of 2008 compared to 2.49 percent for the three months ended December 31, 2007. The decrease of 31 basis points was primarily due to lower rates on savings, NOW and money market accounts, and normal repricing of time deposit maturities at lower interest rates during the first quarter of 2008.

Non-Interest Income

First quarter of 2008 compared with first quarter of 2007

Non-interest income for the first quarter of 2008 decreased $19.0 million, or 46.4 percent from $41.1 million for the quarter ended March 31, 2007 mainly due to the $16.4 million ($10.3 million after-taxes) gain on the sale of a Manhattan office building during the first quarter of 2007. Net gains on

Valley National Bancorp (NYSE: VLY)

2008 First Quarter Earnings

April 24, 2008

trading securities decreased $5.8 million from a $5.4 million net gain for the quarter ended March 31, 2007 to a $404 thousand net loss for the quarter ended March 31, 2008 due to a smaller trading portfolio and relative price movements in the 2008 period. Net gains on sales of loans declined $1.3 million from the 2007 period primarily due to a higher mark-to-market gain on loans held for sale in the prior year, as Valley elects to carry all of its loans held for sale at fair value. Partially offsetting these decreases, Valley’s other non-interest income increased $2.0 million from $3.6 million for the quarter ended March 31, 2007 mainly due to a $1.6 million gain resulting from the mandatory redemption of a portion of its Class B Visa (member bank) shares as part of the Visa Inc. initial public offering that occurred in March of 2008. Bank owned life insurance also increased $1.1 million due to income generated from an additional bank owned life insurance investment of $75.0 million during the second quarter of 2007 made in light of a general rise in employee benefit costs. Service charges on deposit accounts increased $885 thousand from the 2007 period mainly due to better collections on overdraft fees and an increase in checking fees.

First quarter of 2008 compared with fourth quarter of 2007

Non-interest income for the first quarter of 2008 increased $16.8 million from $5.2 million for the quarter ended December 31, 2007 mainly due to a $17.9 million other-than-temporary impairment charge on perpetual preferred securities recognized during the linked quarter of 2007. Other non-interest income also increased $2.0 million from the 2007 period primarily due to the $1.6 million gain resulting from the mandatory redemption of Visa stock. Insurance premiums increased $934 thousand due to higher quarterly bonus commissions received from insurance carriers during the 2008 period. Net gains on trading securities decreased $1.7 million from a $1.3 million net gain for the quarter ended December 31, 2007 to a $404 thousand net loss for the quarter ended March 31, 2008 mainly due to the change in the mark-to-market adjustment on securities held as trading.

Non-Interest Expense

First quarter of 2008 compared with first quarter of 2007

Non-interest expense increased by $6.1 million, or 9.4 percent to $70.3 million for the quarter ended March 31, 2008 from $64.2 million for the quarter ended March 31, 2007 primarily due to the addition of nine de novo branches over the last twelve-month period. The de novo branch openings expanded Valley’s branch network by over five percent as compared to the first quarter of 2007 and contributed to a $2.6 million increase in salary and employee benefits and a $1.5 million increase in net occupancy and equipment expense. Salary and employee benefits included a $649 thousand increase in stock award expense primarily related to stock awards granted to several retirement eligible employees which are required to be immediately expensed on the grant date. Other non-interest expense increased $2.1 million or 18.4 percent to $13.3 million for the quarter ended March 31, 2008 mainly due to a $2.8 million mark-to-market loss adjustment on Valley’s junior subordinated debentures issued to capital trust (commonly known as “trust preferred securities”) and Federal Home Loan Bank advances reported at fair value as compared to a $1.4 million mark-to-market loss adjustment for the quarter ended March 31, 2007. The remaining increase in other non-interest expense was primarily due to general increases caused by Valley’s de novo branching efforts since the 2007 period.

Valley National Bancorp (NYSE: VLY)

2008 First Quarter Earnings

April 24, 2008

First quarter of 2008 compared with fourth quarter of 2007

Non-interest expense increased $8.4 million, or 13.6 percent to $70.3 million for the first quarter of 2008 from $61.9 million for the linked quarter ended December 31, 2007. Other non-interest expense increased $4.4 million to $13.3 million for the quarter ended March 31, 2008 mainly due to a $2.8 million mark-to-market loss adjustment on trust preferred securities and Federal Home Loan Bank advances reported at fair value as compared to a $1.5 million mark-to-market gain adjustment for the quarter ended December 31, 2007. Salary and employee benefits increased $3.4 million due to higher payroll taxes during the current period as annual tax limits on employee income reduced such expenses in the fourth quarter of 2007, as well as, a $935 thousand increase in stock award expense during the 2008 period mostly related to stock awards granted to retirement eligible employees. Professional and legal fees increased $2.2 million mainly due to a $1.7 million reduction in contingencies during the fourth quarter of 2007. Net occupancy and equipment expense increased $910 thousand from the linked quarter as Valley opened five additional de novo branches during the 2008 period and experienced normal seasonally increases in utilities and other maintenance expenses. Partially offsetting these increases, non-interest expense declined $2.3 million due to a goodwill impairment charge relating to Valley’s decision to sell its wholly owned broker-dealer subsidiary during the fourth quarter of 2007. The sale transaction was completed on March 31, 2008 and the transaction resulted in an immaterial loss for the first quarter of 2008.

Income Tax Expense

Income tax expense was $11.7 million for the first quarter of 2008, reflecting an effective tax rate of 27.1 percent, compared with $21.7 million for the first quarter of 2007, reflecting an effective tax rate of 30.5 percent. The decrease compared to the prior comparable quarter was primarily due to the higher marginal tax rates attributable to the gain on the sale of a Manhattan office building in the first quarter of 2007 and the decline of $8.5 million in net gains on trading assets and liabilities from the first quarter of 2007.

About Valley

Valley is a regional bank holding company with approximately $13.0 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 176 branches in 115 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Valley National Bancorp (NYSE: VLY)

2008 First Quarter Earnings

April 24, 2008

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following: unanticipated changes in the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; the occurrence of an other-than-temporary impairment to investment securities classified as available for sale or held to maturity; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; a decline in the economy in Valley’s primary market areas, mainly in New Jersey and New York; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; a change in legal and regulatory barriers including issues related to compliance with anti-money laundering (“AML”) and bank secrecy act (“BSA”) laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; the development of new tax strategies or the disallowance of prior tax strategies; operational risks, including the risk of fraud by employees or outsiders and unanticipated litigation pertaining to Valley’s fiduciary responsibility; the inability to successfully implement new lines of business or new products and services; failure to obtain shareholder or regulatory approval for the merger of Greater Community with Valley or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe; the inability to realize expected cost savings and synergies from the merger of Greater Community with Valley in the amounts or in the timeframe anticipated; material adverse changes in Valley’s or Greater Community’s operations or earnings; and the inability to retain Greater Community’s customers and employees.

# # #

-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended
(in thousands, except for share data)	March 31, 2008	December 31, 2007	March 31, 2007
FINANCIAL DATA:
Net interest income	$95,582	$95,318	$96,172
Net interest income - FTE (2)	97,026	96,791	97,768
Non-interest income	22,014	5,186	41,058
Non-interest expense	70,265	61,851	64,215
Income tax expense	11,748	6,128	21,671
Net income	31,583	27,661	49,434
Weighted average number of shares outstanding (3):
Basic	125,891,171	125,899,054	126,936,759
Diluted	126,021,920	126,081,621	127,491,945
Per share data (3):
Basic earnings	$0.25	$0.22	$0.39
Diluted earnings	0.25	0.22	0.39
Cash dividends declared	0.20	0.20	0.20
Book value	7.61	7.54	7.36
Tangible book value (1)	6.00	5.92	5.71
Closing stock price - high	19.49	22.34	23.98
Closing stock price - low	16.71	16.89	21.95

FINANCIAL RATIOS:
Net interest margin	3.30%	3.36%	3.40%
Net interest margin - FTE (2)	3.35	3.41	3.45
Annualized return on average assets	1.00	0.89	1.63
Annualized return on average shareholders’ equity	13.25	11.68	21.57
Annualized return on average tangible shareholders’ equity (1)	16.86	14.94	27.99
Efficiency ratio (4)	59.75	61.54	46.79

AVERAGE BALANCE SHEET ITEMS:
Assets	$12,582,453	$12,380,543	$12,158,989
Interest earning assets	11,576,697	11,343,372	11,321,169
Loans	8,539,812	8,362,192	8,292,884
Interest bearing liabilities	9,689,201	9,413,844	9,312,079
Deposits	8,181,464	8,306,622	8,378,033
Shareholders’ equity	953,240	947,444	916,693

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended
(Dollars in thousands)	March 31, 2008	December 31, 2007	March 31, 2007
ALLOWANCE FOR CREDIT LOSSES:
Beginning of period	$74,935	$74,624	$74,718
Provision for credit losses	4,000	4,864	1,910
Charge-offs	(4,602)	(5,455)	(1,730)
Recoveries	697	902	635

End of period	$75,030	$74,935	$75,533

Components:
Allowance for loan losses	$72,917	$72,664	$73,200
Reserve for unfunded letters of credit	2,113	2,271	2,333

Allowance for credit losses	$75,030	$74,935	$75,533

	As of
	March 31, 2008	December 31, 2007	March 31, 2007
BALANCE SHEET ITEMS:
Assets	$12,961,211	$12,748,959	$12,302,728
Loans	8,667,484	8,496,221	8,040,397
Deposits	8,412,603	8,091,004	8,341,195
Shareholders’ equity	958,772	949,060	930,993

CAPITAL RATIOS:

Tier 1 leverage ratio	7.58%	7.62%	7.93%
Risk-based capital - Tier 1	9.63	9.55	10.50
Risk-based capital - Total capital	11.42	11.35	12.42

ASSET QUALITY:
Non-accrual loans	$31,832	$30,623	$29,069
Other real estate owned	233	609	560
Other repossessed assets	1,202	1,466	1,130

Total non-performing assets	$33,267	$32,698	$30,759

Loans past due 90 days or more and still accruing	$7,796	$8,462	$2,949

ASSET QUALITY RATIOS:
Non-performing assets to total loans	0.38%	0.38%	0.38%
Loans past due 30 days or more to total loans	0.93	1.00	0.81
Allowance for credit losses to total loans	0.87	0.88	0.94
Annualized net charge-offs to average loans	0.18	0.14	0.05

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results and facilitates comparisons with the performance of peers within the financial services industry.

Tangible book value and return on average tangible equity, which represent non-GAAP measures, are computed as follows:

–	Tangible book value is computed by dividing total shareholders’ equity less goodwill and other intangible assets by shares outstanding.

–	Return on average tangible equity is computed by dividing net income by average shareholders’ equity less average goodwill and average identifiable intangible assets.

	Three Months Ended
(Dollars in thousands, except for share data)	March 31, 2008	December 31, 2007	March 31, 2007
Tangible Book Value
Common shares outstanding	125,932,678	125,844,074	126,433,630

Shareholders’ equity	$958,772	$949,060	$930,993
Less: Goodwill and other intangible assets	202,858	204,547	209,624

Tangible shareholders’ equity	$755,914	$744,513	$721,369

Tangible book value	$6.00	$5.92	$5.71

Return on Average Tangible Equity
Net income	$31,583	$27,661	$49,434

Average shareholders’ equity	$953,240	$947,444	$916,693
Less: Average goodwill and other intangible assets	203,798	206,672	210,202

Average tangible shareholders’ equity	$749,442	$740,772	$706,491

Annualized return on average tangible shareholders’ equity	16.86%	14.94%	27.99%

(2)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(3)	Share data reflects the five percent stock dividend declared on April 7, 2008, to be issued May 23, 2008 to shareholders of record on May 9, 2008.

(4)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

($ in thousands, except for share data)

	March 31, 2008	December 31, 2007
Assets
Cash and due from banks	$250,820	$218,896
Interest bearing deposits with banks	9,672	9,569
Federal funds sold	160,000	9,000
Investment securities:
Held to maturity, fair value of $610,947 at March 31, 2008 and $548,353 at December 31, 2007	637,585	556,113
Available for sale	1,828,276	1,606,410
Trading securities	412,994	722,577

Total investment securities	2,878,855	2,885,100

Loans held for sale, at fair value	8,580	2,984

Loans	8,667,484	8,496,221
Less: Allowance for loan losses	(72,917)	(72,664)

Net loans	8,594,567	8,423,557

Premises and equipment, net	233,225	227,553
Bank owned life insurance	276,853	273,613
Accrued interest receivable	56,870	56,578
Due from customers on acceptances outstanding	5,469	8,875
Goodwill	179,735	179,835
Other intangible assets, net	23,123	24,712
Other assets	283,442	428,687

Total Assets	$12,961,211	$12,748,959

Liabilities
Deposits:
Non-interest bearing	$1,951,334	$1,929,555
Interest bearing
Savings, NOW and money market	3,450,069	3,382,474
Time	3,011,200	2,778,975

Total deposits	8,412,603	8,091,004

Short-term borrowings	430,736	605,154
Long-term borrowings (includes fair value of a Federal Home Loan Bank advance of $42,431 at March 31, 2008 and $41,359 at December 31, 2007)	2,852,182	2,801,195
Junior subordinated debentures issued to capital trust, at fair value	164,948	163,233
Bank acceptances outstanding	5,469	8,875
Accrued expenses and other liabilities	136,501	130,438

Total Liabilities	12,002,439	11,799,899

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 190,886,088 shares; issued 128,507,513 shares at March 31, 2008 and 128,503,294 shares at December 31, 2007	43,185	43,185
Surplus	880,802	879,892
Retained earnings	110,080	104,225
Accumulated other comprehensive loss	(12,105)	(12,982)
Treasury stock, at cost (2,574,835 common shares at March 31, 2008 and 2,659,220 common shares at December 31, 2007)	(63,190)	(65,260)

Total Shareholders’ Equity	958,772	949,060

Total Liabilities and Shareholders’ Equity	$12,961,211	$12,748,959

*	Share data reflects the 5% common stock dividend declared on April 7, 2008, to be issued May 23, 2008 to shareholders of record on May 9, 2008.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

($ in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Interest Income
Interest and fees on loans	$135,629	$138,947
Interest and dividends on investment securities:
Taxable	34,142	33,048
Tax-exempt	2,665	2,897
Dividends	2,252	2,037
Interest on federal funds sold and other short-term investments	1,496	2,200

Total interest income	176,184	179,129

Interest Expense
Interest on deposits:
Savings, NOW and money market	14,065	19,418
Time	30,488	31,764
Interest on short-term borrowings	2,307	3,978
Interest on long-term borrowings and junior subordinated debentures	33,742	27,797

Total interest expense	80,602	82,957

Net Interest Income	95,582	96,172
Provision for credit losses	4,000	1,910

Net interest income after provision for credit losses	91,582	94,262

Non-Interest Income
Trust and investment services	1,768	1,780
Insurance premiums	3,372	2,961
Service charges on deposit accounts	6,581	5,696
Gains on securities transactions, net	145	26
(Losses) gains on trading securities, net	(404)	5,428
Fees from loan servicing	1,252	1,390
Gains on sales of loans, net	333	1,671
Gains on sale of assets, net	93	16,373
Bank owned life insurance	3,241	2,127
Other	5,633	3,606

Total non-interest income	22,014	41,058

Non-Interest Expense
Salary expense	30,163	28,528
Employee benefit expense	8,955	7,961
Net occupancy and equipment expense	13,481	12,016
Amortization of intangible assets	1,746	1,924
Professional and legal fees	2,289	1,655
Advertising	376	936
Other	13,255	11,195

Total non-interest expense	70,265	64,215

Income before income taxes	43,331	71,105
Income tax expense	11,748	21,671

Net Income	$31,583	$49,434

Earnings Per Share:*
Basic	0.25	0.39
Diluted	0.25	0.39
Cash Dividends Declared Per Common Share*	0.20	0.20
Weighted Average Number of Shares Outstanding:*
Basic	125,891,171	126,936,759
Diluted	126,021,920	127,491,945

*	Share data reflects the 5% common stock dividend declared on April 7, 2008, to be issued May 23, 2008 to shareholders of record on May 9, 2008.

Valley National Bancorp

(dollars in thousands)

	For the periods ended
	3/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007
Loan Portfolio
Commercial Loans	$1,584,190	$1,563,150	$1,665,169	$1,517,184	$1,447,165
Mortgage Loans:
Construction	399,069	402,806	408,969	470,592	493,095
Residential Mortgage	2,128,949	2,063,242	1,933,321	1,873,943	1,849,069
Commercial Mortgage	2,443,719	2,370,345	2,282,669	2,262,290	2,281,871

Total Mortgage Loans	4,971,737	4,836,393	4,624,959	4,606,825	4,624,035

Consumer Loans:
Home Equity	542,162	554,830	554,859	555,306	560,577
Credit Card	9,338	10,077	9,290	9,105	8,498
Automobile	1,483,067	1,447,838	1,433,178	1,391,801	1,280,809
Other Consumer	76,990	83,933	83,009	99,920	119,313

Total Consumer Loans	2,111,557	2,096,678	2,080,336	2,056,132	1,969,197

Total Loans	$8,667,484	$8,496,221	$8,370,464	$8,180,141	$8,040,397

Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and

Net Interest Income on a Tax Equivalent Basis

	Quarter End - 3/31/2008			Quarter End - 12/31/07			Quarter End - 9/30/07			Quarter End - 6/30/07			Quarter End - 3/31/07
	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$8,539,812	$135,638	6.35%	$8,362,192	$140,365	6.71%	$8,207,941	$141,210	6.88%	$8,181,248	$139,622	6.83%	$8,292,884	$138,983	6.70%
Taxable investments (3)	2,590,800	36,394	5.62%	2,649,378	37,684	5.69%	2,549,294	35,732	5.61%	2,525,972	34,470	5.46%	2,580,236	35,085	5.44%
Tax-exempt investments (1)(3)	254,701	4,100	6.44%	262,269	4,178	6.37%	260,094	4,223	6.49%	277,274	4,477	6.46%	279,176	4,457	6.39%
Federal funds sold and other interest bearing deposits	191,384	1,496	3.13%	69,533	809	4.65%	267,262	3,505	5.25%	315,440	4,188	5.31%	168,873	2,200	5.21%

Total interest earning assets	11,576,697	177,628	6.14%	11,343,372	183,036	6.45%	11,284,591	184,670	6.55%	11,299,934	182,757	6.47%	11,321,169	180,725	6.39%
Other assets	1,005,756			1,037,171			931,828			895,856			837,820

Total Assets	$12,582,453			$12,380,543			$12,216,419			$12,195,790			$12,158,989

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$3,386,570	$14,065	1.66%	$3,407,805	$17,825	2.09%	$3,430,218	$19,236	2.24%	$3,503,061	$19,216	2.19%	$3,559,302	$19,418	2.18%
Time deposits	2,918,671	30,488	4.18%	2,969,684	33,876	4.56%	3,055,620	35,891	4.70%	2,898,393	33,143	4.57%	2,894,086	31,764	4.39%
Short-term borrowings	406,726	2,307	2.27%	487,852	4,489	3.68%	441,227	4,656	4.22%	419,937	4,522	4.31%	371,911	3,978	4.28%
Long-term borrowings (4)	2,977,234	33,742	4.53%	2,548,503	30,055	4.72%	2,453,424	28,962	4.72%	2,483,966	28,494	4.59%	2,486,780	27,797	4.47%

Total interest bearing liabilities	9,689,201	80,602	3.33%	9,413,844	86,245	3.66%	9,380,489	88,745	3.78%	9,305,357	85,375	3.67%	9,312,079	82,957	3.56%
Non-interest bearing deposits	1,876,223			1,929,133			1,903,502			1,938,035			1,924,645
Other liabilities	63,789			90,122			1,069			17,671			5,572
Shareholders' equity	953,240			947,444			931,359			934,727			916,693

Total liabilities and shareholders’ equity	$12,582,453			$12,380,543			$12,216,419			$12,195,790			$12,158,989

Net interest income/interest rate spread (5)		97,026	2.81%		96,791	2.79%		95,925	2.77%		97,382	2.80%		97,768	2.83%

Tax equivalent adjustment		(1,444)			(1,473)			(1,511)			(1,601)			(1,596)

Net interest income, as reported		$95,582			$95,318			$94,414			$95,781			$96,172

Net interest margin (6)			3.30%			3.36%			3.35%			3.39%			3.40%
Tax equivalent effect			0.05%			0.05%			0.05%			0.06%			0.05%

Net interest margin on a fully tax equivalent basis (6)			3.35%			3.41%			3.40%			3.45%			3.45%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.